U.S. SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549

                              FORM 4

       STATEMENT OF CHANGE IN BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


   1. Name and Address of Reporting Person:

                 Timothy J. Enright

                      1556 Lakeway Drive
                   Orange Park, Florida 32073


   2.  Date of Event Requiring Statement (Month/Day/Year): 4/30/98

   3.  IRS or Social Security Number of Reporting Person (Voluntary):

   4.  Issuer Name and Ticker or Trading Symbol:

                   Vector Aeromotive Corporation
                         Symbol: VCAR
                          CIK: 830664

   5.  Relationship of Reporting Person to Issuer:

        Director, Officer and 10% owner (controlled corporation has limited right to control vote of majority of directors)

   6.  If Amendment, Date of Original (Month/Day/Year):

   7.  Individual or Joint/Group Filing:

        Form filed by One Reporting Person


        Table I - Non-Derivative Securities Beneficially Owned

   1.  Title of Security:     N/A

   2.  Amount of Securities Beneficially Owned:
   3.  Ownership Form: Direct (D) or Indirect (I):

   4.  Nature of Indirect Beneficial Ownership:

      Table II - Derivative Securities Beneficially Owned
    (e.g., puts, calls, warrants, options, convertible securities)


   1.  Title of Derivative Security:  Option

   2.  Date Exercisable and Expiration Date (Month/Day/Year):

         Date Exercisable:     10/30/98
         Expiration Date:      4/30/08

   3.  Title and Amount of Securities Underlying Derivative Security:

         Title:                          Common Stock

         Amount or Number of Shares:     1,000,000

   4.  Conversion or Exercise Price of Derivative Security: $.09

   5.  Ownership Form of Derivative Security:

        Direct (D) or Indirect (I):    D

   6.  Nature of Indirect Beneficial Ownership:

   7.  Transaction Code:  A



          /s/ T. J. Enright                         11, May, 98
   *Signature of reporting Person                      Date



   *Intentional misstatements or omissions of facts constitute
   Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78f(a).